Exhibit No. 11

                    Commerce Bancorp, Inc. and Subsidiaries
                      Computation of Net Income Per Share
                (dollars in thousands, except per share amounts)

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
                                           Three Months Ended          Nine Months Ended
                                             September 30,               September 30,
                                           1995        1994           1995          1994
Primary Net Income Per Share
Adjustment of income:
     Net income                            $6,277      $5,516         $17,336      $15,442
     Preferred stock dividends                141         141             422          927
                                          -------     -------         -------      -------
     Adjusted net income applicable to
     common stock                          $6,136      $5,375         $16,914      $14,515
                                          =======     =======         =======      =======


Average shares of common stock
  and equivalents outstanding:
     Average common shares outstanding     10,635       8,369          10,312        7,971
     Common stock equivalents -
       dilutive options                       378         343             289          293
                                          -------     -------         -------      -------
     Average shares of common stock and
      equivalents outstanding              11,013       8,712          10,601        8,264
                                          =======     =======         =======      =======


Net income per share of common stock        $0.56       $0.62           $1.59        $1.76
                                          =======     =======         =======      =======


Fully Diluted Net Income Per Share
Net income applicable to common stock
   on a fully diluted basis                $6,277      $5,516         $17,336      $15,442
Less:  additional ESOP contribution
   under the if-converted method               33          33              99          112
                                          -------     -------         -------      -------
Adjusted net income applicable to
   common stock on a fully diluted basis   $6,244      $5,483         $17,237      $15,330
                                          =======     =======         =======      =======


Average number of shares outstanding on
  a fully diluted basis:
     Average common shares outstanding     10,635       8,369          10,312        7,971
     Additional shares considered in
      fully diluted computation
      assuming:
        Exercise of stock options             422         349             432          362
        Conversion of preferred stock         559         964             559        1,323
                                          -------     -------         -------      -------
Average number of shares outstanding
   on a fully diluted basis                11,616       9,682          11,303        9,656
                                          =======     =======         =======      =======


Fully diluted net income per share of
   common stock                             $0.53       $0.57           $1.53        $1.59
                                          =======     =======         =======      =======

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